Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

FUJIFILM HOLDINGS CORPORATION

FUJIFILM ASIA PACIFIC PTE. LTD.

XEROX CORPORATION

XEROX LIMITED

and

FUJI XEROX CO., LTD.

Dated as of November 5, 2019

-i-

TABLE OF CONTENTS

(continued)

Schedule 2.4(b)(iv)	Resigning Directors
Schedule 6.7	Designated IP Addresses
Schedule 6.8	Resigning Statutory Auditor
Exhibit A	Request to Change Registered Items in Shareholders Ledger
Exhibit B	Form of Resignation
Exhibit C	Form of Mutual Release

-ii-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of November 5, 2019 (“Agreement”), is made by and among: FUJIFILM Holdings Corporation (“FH”), as a seller in connection with the Share Buyback (as defined below); FUJIFILM Asia Pacific Pte. Ltd. (“FFAP”), which is an indirect wholly owned subsidiary of FH and the buyer in connection with the FFAP Purchase (as defined below); Xerox Corporation (“XC”), Xerox Limited (“XL”), a wholly owned subsidiary of XC, as a Seller in connection with the Share Buyback and the Seller in connection with the FFAP Purchase; and Fuji Xerox Co., Ltd. (“FX”), as the buyer in connection with the Share Buyback. FH and FFAP are collectively referred to herein as the “Buyers”. XC and XL are collectively referred to herein as the “Sellers”. The Buyers, the Sellers and FX are collectively referred to herein as the “Parties”.

RECITALS

1.	As of the date of this Agreement, XC and FH conduct a joint venture through FX, the issued and outstanding shares of which are owned: (a) 25% by XL; and (b) 75% by FH;

2.

In connection with, and prior to the FFAP Purchase (as defined herein), FX will conduct a buyback of its shares from both FH and XL on a pro rata basis on the terms set forth in this Agreement (the “Share Buyback”);

3.

The Sellers desire to sell, and FFAP desires to purchase, all of the issued and outstanding shares of capital stock of FX (the “Shares”) owned by XL following the Share Buyback, for the consideration and on the terms set forth in this Agreement (the “FFAP Purchase” and, together with the Share Buyback, the “FX Sale Transaction”);

4.	In connection with the FX Sale Transaction and concurrently with the execution and delivery of this Agreement:

a.

FH, FX, FX Global, Inc. (“FXGI”), XC and Xerox International Joint Marketing, Inc. (“XIJM”) have entered into a purchase agreement (the “XIP Purchase Agreement”), relating to the acquisition by FX of XIJM’s partnership interest in Xerox International Partners (“XIP”) (such acquisition by FX of XIJM’s partnership interest in XIP, the “XIP Sale Transaction”);

b.

FX and XC have entered into an amendment (the “TA Amendment”) to that certain April 1, 2006 Technology Agreement (the “2006TA”), relating to licenses granted to FX by XC for XC’s trademarks and certain non-marking DPA (as defined in the 2006 TA);

c.

FX and XC have entered into an amendment (the “MPA Amendment”) to that certain Master Program Agreement, dated as of September 9, 2013, relating to the supply arrangement from FX to XC for xerographic document products;

d.

FX and XC entered into amendments (the “Amended GSO Agreements”) to (i) that certain License Agreement for Xerox Global Services Offerings, dated as of July 1, 2011, (ii) that certain XGS-FXGS Master Agreement for Global Service Offerings, dated as of January 1, 2008, and (iii) that certain Master Consulting Services Agreement, dated as of January 1, 2010, each for Xerox Global Services Offerings;

e.	FX and XC have entered into a memorandum of understanding (the “SLA MOU”) relating to the license of certain software from XC to FX;

f.

FX and XC have entered into an OEM license agreement (the “OEM License Agreement”), granting FX the right to provide certain named original equipment manufacturers with OEM products outside the Territory (as defined in the OEM License Agreement); and

g.

FH, FX, FXGI, XC, XL, and XIJM have entered into an agreement (the “Dismissal and Release Agreement”) to dismiss with prejudice the litigation captioned Fujifilm Holdings Corp. v. Xerox Corp., No. 1:18-cv-05458-JGK-BSM (S.D.N.Y.) (the “Litigation”) and to release certain claims contemplated thereby; and

5.	This Agreement and the XIP Purchase Agreement will be effective upon execution and the Ancillary Agreements will be effective pursuant to their respective terms.

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1. Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“2006TA” has the meaning set forth in the Recitals of this Agreement.

“Acceptance Notice” has the meaning set forth in Section 2.4(a)(i).

“Action” means any claim, action, cause of action, suit, demand, controversy, tender of indemnity, legal or administrative proceeding, investigation by or before any Governmental Body, or any other administrative, judicial, arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. For all purposes of this Agreement, FH and FX and their respective Subsidiaries shall be deemed to be Affiliates of one another and FH, FX and their respective Subsidiaries, on the one hand, and XC and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of one another.

“Amended GSO Agreements” has the meaning set forth in the Recitals of this Agreement.

“Ancillary Agreements” means (a) the TA Amendment, (b) the MPA Amendment, (c) the Amended GSO Agreements, (d) the SLA MOU, (e) the OEM License Agreement and (f) the Dismissal and Release Agreement.

“Ancillary Agreements Effectiveness” has the meaning set forth in Section 2.3(c).

“Ancillary Agreements Effectiveness Date” means the date and time as of which the Ancillary Agreements Effectiveness actually takes place.

“Business Day” means a day on which commercial banks in New York, New York, Singapore, Tokyo, Japan and the United Kingdom are generally open to conduct their regular banking business.

“Buyers” has the meaning set forth in the preamble of this Agreement.

“Contemplated Transactions” means (a) the FX Sale Transaction, (b) the XIP Sale Transaction and (c) the execution and performance of the Ancillary Agreements.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Designated IP Addresses” means the IP addresses set forth in Schedule 6.7.

“Dismissal and Release Agreement” has the meaning set forth in the Recitals of this Agreement.

“Drop Dead Date” has the meaning set forth in Section 8.1(a).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Expenses” has the meaning set forth in Section 10.4.

“FEFTA” has the meaning set forth in Section 2.3(a)(ii).

“FFAP” has the meaning set forth in the preamble of this Agreement.

“FFAP Purchase” has the meaning set forth in the Recitals of this Agreement.

“FFAP Purchase Closing” has the meaning set forth in Section 2.3(a).

“FFAP Purchase Closing Date” means the date and time as of which the FFAP Purchase Closing actually takes place.

“FH” has the meaning set forth in the preamble of this Agreement.

“FH Share Buyback Purchase Price” has the meaning set forth in Section 2.2(c).

“FX” has the meaning set forth in the preamble of this Agreement.

“FX Sale Transaction” has the meaning set forth in the Recitals of this Agreement.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Joint Enterprise Contract” means the 2001 Joint Enterprise Contract, dated as of January 2001, by and between XC and FH.

“Legal Requirement” means any federal, state, local, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Litigation” has the meaning set forth in the Recitals.

“Material Adverse Effect” of a Party means any event, circumstance, change or effect that prevents, materially impedes or materially impairs the ability of such Party to perform its obligations under this Agreement, the XIP Purchase Agreement, or any of the Ancillary Agreements to which it is a party.

“MPA Amendment” has the meaning set forth in the Recitals of this Agreement.

“No-fee Period” has the meaning set forth in Section 6.7.

“OEM License Agreement” has the meaning set forth in the Recitals of this Agreement.

“OEM License Fee” has the meaning set forth in Section 2.4(c)(i).

“Order” means any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Share Buyback” has the meaning set forth in the Recitals of this Agreement.

“Share Buyback Closing” has the meaning set forth in Section 2.3(a).

“Share Buyback Closing Date” means the date and time as of which the Share Buyback Closing actually takes place.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“SLA MOU” has the meaning set forth in the Recitals of this Agreement.

“Subsidiaries” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; provided that, prior to the closing of the XIP Sale Transaction, XIP shall not be considered a Subsidiary of either Buyers or Sellers.

“TA Amendment” has the meaning set forth in the Recitals of this Agreement.

“XIP” has the meaning set forth in the Recitals of this Agreement.

“XIP Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“XIP Sale Transaction” has the meaning set forth in the Recitals of this Agreement.

“XIJM” has the meaning set forth in the Recitals of this Agreement.

“XC” has the meaning set forth in the preamble of this Agreement.

“XL” has the meaning set forth in the preamble of this Agreement.

“XL Share Buyback Purchase Price” has the meaning set forth in Section 2.2(a).

“XL Share Transfer Purchase Price” has the meaning set forth in Section 2.2(b).

Article 2. Sale and Transfer of Shares; Closings

2.1 Sale and Transfer of Shares.

(a) On the terms and subject to the conditions of this Agreement, at the Share Buyback Closing, XL shall sell and transfer to FX Three Million Four Hundred Ninety-Nine Thousand Five Hundred (3,499,500) Shares at a per Share purchase price of Two Hundred Twenty U.S. Dollars (USD 220), and FX shall purchase all of such Shares from XL.

(b) On the terms and subject to the conditions of this Agreement, at the Share Buyback Closing, FH shall sell and transfer to FX Ten Million Four Hundred Ninety-Eight Thousand Five Hundred (10,498,500) Shares at a per Share purchase price of Twenty-Three Thousand Seven Hundred Sixty-Two Japanese Yen (JPY 23,762), and FX shall purchase all of such Shares from FH.

(c) On the terms and subject to the conditions of this Agreement, at the FFAP Purchase Closing, XL shall sell and transfer to FFAP all of the Shares of capital stock of FX owned by XL following the Share Buyback, and FFAP shall purchase all of such Shares from XL.

2.2 Purchase Price.

(a) The aggregate purchase price to be paid to XL in connection with the Share Buyback shall be Seven Hundred Sixty-Nine Million Eight Hundred Ninety Thousand U.S. Dollars (USD 769,890,000) (the “XL Share Buyback Purchase Price”).

(b) The aggregate purchase price to be paid to XL in connection with the FFAP Purchase shall be One Billion Four Hundred Thirty Million One Hundred Ten Thousand U.S. Dollars (USD 1,430,110,000) plus the amount of dividends payable by FX to XL for the period from and including October 1, 2019 to the FFAP Purchase Closing Date and determined in accordance with Section 6.4 (the “XL Share Transfer Purchase Price”).

(c) The aggregate purchase price to be paid to FH in connection with the Share Buyback shall be Two Hundred Forty Nine Billion Four Hundred Sixty-Five Million Three Hundred Fifty-Seven Thousand Japanese Yen (JPY 249,465,357,000) (the “FH Share Buyback Purchase Price”).

2.3 Closings.

(a) The closing of the Share Buyback (the “Share Buyback Closing”) and the closing of the FFAP Purchase (the “FFAP Purchase Closing”) provided for in this Agreement shall each take place at the offices of Morrison & Foerster LLP, Shin-Marunouchi Building, 29th Floor, 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan, as set forth below:

(i) Subject to the satisfaction (or waiver) of all conditions to the Share Buyback Closing set forth in Article 7, the Share Buyback Closing shall occur at 10:00 a.m. on November 8, 2019.

(ii) Subject to the satisfaction (or waiver) of all conditions to the FFAP Purchase Closing set forth in Article 7, the FFAP Purchase Closing shall occur immediately following the Share Buyback Closing; provided that, if FH has not received early termination of the waiting period for the pre-transaction notification (jizen-todokede) required under the Foreign Exchange and Foreign Trade Act of Japan (“FEFTA”) applicable to the FFAP Purchase on or before November 5, 2019, then the FFAP Purchase Closing shall occur 3 Business Days following early termination or expiration of the waiting period or approval of the pre-transaction notification required under FEFTA, as applicable; provided, further, that if the pre-transaction notification required under FEFTA has not expired or if FH has not otherwise received approval for the pre-transaction notification on or before March 24, 2020, then the FFAP Purchase Closing will occur at 10:00 a.m. on March 30, 2020. If the FFAP Purchase Closing occurs on March 30, 2020 and there has been no expiration of the waiting period or approval of the pre-transaction notification under FEFTA on or before March 24, 2020, FH shall either (i) purchase, or cause an Affiliate of FH to purchase, all of the Shares of capital stock of FX owned by XL following the Share Buyback in a transaction that does not require a pre-transaction notification under FEFTA, or (ii) subject to the consent of XC, which it shall provide so long as the proposed structure has no detrimental economic impact on XL, its shareholder or any of its Affiliates, implement another structure that allows (A) XL to sell all of the Shares of capital stock of FX owned by XL following the Share Buyback to FH or any of its Affiliates and (B) the XL Share Transfer Purchase Price to be paid to the Sellers.

(iii) Each of the Share Buyback Closing and the FFAP Purchase Closing provided for in this Agreement may take place at such other times and places as the Parties may agree.

(b) The closing of the XIP Sale Transaction shall take place concurrently with the FFAP Purchase Closing in accordance with the terms of the XIP Purchase Agreement.

(c) Subject to the satisfaction (or waiver) of all conditions to the Ancillary Agreements Effectiveness (as defined herein) set forth in Article 7, each of the Ancillary Agreements shall become effective concurrently with the FFAP Purchase Closing; provided that if the Share Buyback Closing has occurred but FH has not received approval for the pre-transaction notification required under FEFTA on or before November 24, 2019, then each of the Ancillary Agreements shall become effective as of November 27, 2019; provided, further, that if, as of November 27, 2019, the Ancillary Agreements cannot become effective because the condition to the Ancillary Agreements Effectiveness set forth in Section 7.1(a)(i) has not been satisfied as of such date, the Ancillary Agreements Effectiveness shall become effective 3 Business Days following the satisfaction of the conditions to the Ancillary Agreements Effectiveness set forth in Article 7. The effectiveness of the Ancillary Agreements is referred to herein as the “Ancillary Agreements Effectiveness.” Notwithstanding anything contained herein to the contrary, if the FFAP Purchase Closing has not occurred, then the Ancillary Agreements Effectiveness shall not occur unless the Share Buyback Closing has already occurred.

(d) Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.4 Closing Obligations.

(a) At the Share Buyback Closing:

(i) XC shall cause XL to deliver, and XL shall deliver, to FX an acceptance notice in connection with the Share Buyback pursuant to the Companies Act of Japan (“Acceptance Notice”), which provides for the purchase by FX of Three Million Four Hundred Ninety-Nine Thousand Five Hundred (3,499,500) Shares from XL;

(ii) FH shall deliver to FX an Acceptance Notice in connection with the Share Buyback, which provides for the purchase by FX of Ten Million Four Hundred Ninety-Eight Thousand Five Hundred (10,498,500) Shares from FH;

(iii) FX shall deliver to each of FH and XL a Shareholders Ledger (kabunushi meibo) reflecting (i) the transfer of the number of shares to be transferred from XL to FX in connection with the Share Buyback, as specified in XL’s Acceptance Notice, and (ii) the transfer of the number of shares to be transferred from FH to FX in connection with the Share Buyback, as specified in FH’s Acceptance Notice; and

(iv) FX shall remit or cause to be remitted (i) to XL, the XL Share Buyback Purchase Price by wire transfer of immediately available funds, to an account designated by XC prior to the date hereof, and (ii) to FH, the FH Share Buyback Purchase Price by wire transfer of immediately available funds to an account designated by FH.

(b) At the FFAP Purchase Closing:

(i) XC shall cause XL to deliver, and XL shall deliver, to FX a Request to Change Registered Items in Shareholders Ledger (kabunushi meibo kisaijikō kakikae seikyū sho), substantially in the form attached as Exhibit A, in connection with the transfer to FFAP, or another purchaser substituted for FFAP pursuant to Section 2.3(a)(ii), as applicable, of all the remaining Shares held by XL immediately following the Share Buyback;

(ii) FX shall deliver to each of FH and FFAP, or another purchaser substituted for FFAP pursuant to Section 2.3(a)(ii), as applicable, a Shareholders Ledger (kabunushi meibo) reflecting the transfer of all the remaining Shares held by XL immediately following the Share Buyback from XL to FFAP, or such other purchaser, as applicable;

(iii) FFAP, or another purchaser substituted for FFAP pursuant to Section 2.3(a)(ii), as applicable, shall remit or cause to be remitted to XL the XL Share Transfer Purchase Price by wire transfer of immediately available funds, to an account designated by XC prior to the date hereof;

(iv) XC and XL, on the one hand, and FX, on the other hand, shall cause to be delivered written resignations, each effective as of the FFAP Purchase Closing Date, of the directors listed on Schedule 2.4(b)(iv), together with a mutual release from each such director and FX, substantially in the forms attached as Exhibits B and C, respectively; and

(v) FH and XC shall cause the Joint Enterprise Contract to be terminated.

(c) On the Ancillary Agreements Effectiveness Date:

(i) FX shall pay to XC Seventy-Seven Million U.S. Dollars (USD 77,000,000) (the “OEM License Fee”) in connection with the OEM License Agreement; and

(ii) the Ancillary Agreements will become effective, in each case, without further action by any party and in accordance with the terms of each Ancillary Agreement.

Article 3. Representations and Warranties of the Sellers

Each Seller represents and warrants to each Buyer as follows, as of the date of this Agreement, the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date:

3.1 Corporate Existence and Power.

Each Seller is duly organized and validly existing under the laws of its jurisdiction of organization. Each Seller has all corporate powers and all Governmental Authorizations required to own, lease and operate its assets and properties and to carry on its business as now conducted except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization.

(a) The execution, delivery and performance by each Seller of this Agreement, the XIP Purchase Agreement (to the extent such Seller is a party) and the Ancillary Agreements to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, are within such Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of each Seller has adopted resolutions approving the execution, delivery and performance by it of this Agreement, the XIP Purchase Agreement (to the extent such Seller is a party) and the Ancillary Agreements to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn. Each Seller has duly executed this Agreement, the XIP Purchase Agreement (to the extent such Seller is a party) and the applicable Ancillary Agreements to which it is a party.

(b) The board of directors of XC has unanimously (i) determined that it is in the best interests of the shareholders of XC to enter into this Agreement and (ii) duly authorized and approved the execution, delivery and performance by XC of this Agreement, the XIP Purchase Agreement and the Ancillary Agreements to which XC is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby.

3.3 No Conflicts.

The execution, delivery and performance by each Seller of this Agreement, the XIP Purchase Agreement (to the extent such Seller is a party) and the Ancillary Agreements to which such Seller is a party do not and will not:

(a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Seller;

(b) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement or Order binding on such Seller;

(c) require any consent, approval or other action by any Person under, constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Seller is entitled under any provision of any Contract to which such Seller is a party or by which any of such Seller’s respective properties or assets is bound or affected, in each case, with or without notice or lapse of time, or both; or

(d) result in the creation or imposition of any Encumbrance on the Shares owned by XL, except, in the case of clauses (b), (c) and (d), for such contraventions, conflicts, defaults, breaches, terminations, cancellation, accelerations, losses, or Encumbrances as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Ownership of Shares.

Subject to the Share Buyback, XL is and will be at all times until immediately prior to the FFAP Purchase Closing the record and beneficial owner and holder of the number of Shares identified as issued to XL in Section 5.4, which Shares, subject to the Share Buyback, are and at all times until immediately prior to the FFAP Purchase Closing, shall be free and clear of all Encumbrances (except as created by the Organizational Documents of FX, this Agreement and the Joint Enterprise Contract).

3.5 Brokers Or Finders.

The Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Article 4. Representations and Warranties of Buyers

Each Buyer represents and warrants to each Seller as follows, as of the date of this Agreement, the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date:

4.1 Corporate Existence and Power.

Each Buyer is duly organized and validly existing under the laws of its jurisdiction of organization. Each Buyer has all corporate powers and all Governmental Authorizations required to own, lease and operate its assets and properties and to carry on its business as now conducted except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Corporate Authorization.

The execution, delivery and performance by each Buyer of this Agreement, the XIP Purchase Agreement (to the extent such Buyer is a party) and the Ancillary Agreements to which such Buyer is a party, and the consummation by such Buyer of the transactions contemplated hereby and thereby, are within such Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Buyer. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of each Buyer, enforceable against such Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of each Buyer has adopted resolutions approving the execution, delivery and performance by such Buyer of this Agreement, the XIP Purchase Agreement (to the extent such Buyer is a party) and the Ancillary Agreements to which such Buyer is a party, and the consummation by such Buyer of the transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn. Each Buyer has duly executed this Agreement, the XIP Purchase Agreement (to the extent such Buyer is a party) and the applicable Ancillary Agreements to which it is a party.

4.3 No Conflicts.

The execution, delivery and performance by each Buyer of this Agreement, the XIP Purchase Agreement (to the extent such Buyer is a party) and the Ancillary Agreements to which such Buyer is a party do not and will not:

(a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Buyer;

(b) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement or Order binding on such Buyer;

(c) require any consent, approval or other action by any Person under, constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Buyer is entitled under any provision of any Contract to which such Buyer is a party or by which any of their respective properties or assets is bound or affected, in each case, with or without notice or lapse of time, or both, except, in the case of clauses (b) and (c), for such contraventions, conflicts, defaults, breaches, terminations, cancellation, accelerations, losses, or Encumbrances as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.4 Brokers Or Finders.

Neither of the Buyers nor any of their respective officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Article 5. Representations and Warranties of FX

Buyers represent and warrant to the Sellers as follows, except as otherwise expressly stated in this Article 5, as of the date of this Agreement, the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date:

5.1 Corporate Existence and Power.

FX is duly organized and validly existing under the laws of Japan. FX has all corporate powers and all Governmental Authorizations required to own, lease and operate its assets and properties and to carry on its business as now conducted except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2 Corporate Authorization.

The execution, delivery and performance by FX of this Agreement, the XIP Purchase Agreement and the Ancillary Agreements to which FX is a party, and the consummation by FX of the transactions contemplated hereby and thereby, are within FX’s corporate powers and have been duly authorized by all necessary corporate action on the part of FX. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of FX, enforceable against FX in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of FX has adopted resolutions approving the execution, delivery and performance by FX of this Agreement, the XIP Purchase Agreement and the Ancillary Agreements to which FX is a party, and the consummation by FX of the transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn. FX has duly executed this Agreement, the XIP Purchase Agreement and the applicable Ancillary Agreements to which it is a party.

5.3 No Conflicts.

The execution, delivery and performance by FX of this Agreement, the XIP Purchase Agreement and the Ancillary Agreements to which FX is a party do not and will not:

(a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of FX or of any of FX’s Subsidiaries;

(b) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement or Order binding on FX or of any of FX’s Subsidiaries;

(c) require any consent, approval or other action by any Person under, constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which FX or of any of FX’s Subsidiaries is entitled under any provision of any Contract to which FX or of any of FX’s Subsidiaries is a party or by which any of their respective properties or assets is bound or affected, in each case, with or without notice or lapse of time, or both, except, in the case of clauses (b) and (c), for such contraventions, conflicts, defaults, breaches, terminations, cancellation, accelerations, losses, or Encumbrances as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Capitalization.

As of the date hereof and as of the Share Buyback Closing Date, the authorized capital stock of FX consists of 80,000,000 Shares, 40,000,000 of which are outstanding and of which 10,000,000 Shares are issued to XL and 30,000,000 Shares are issued to FH.

5.5 Brokers Or Finders.

FX and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Article 6. Covenants of the Parties

6.1 Further Assurances.

The Parties agree to cooperate in good faith and to use their commercially reasonable efforts (a) to furnish upon request to each other such further information as may be in its possession or control, (b) to execute and deliver to each other such other documents as may be in its possession or control, and (c) to do such other acts and things as are reasonably necessary or desirable, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement; provided, however, that no Party shall be required to provide access to or make available to any information or document or take any action if doing so would, in the reasonable judgment of such Party and its outside counsel, violate any Law or jeopardize the attorney-client privilege of such Party or any of its Affiliates.

6.2 Confidentiality.

Following the execution of this Agreement, XC, FH and FX shall continue to be bound by the provisions of that certain Mutual Confidentiality Agreement, dated as of February 2019, by and among XC, FH, and FX (the “MCA”), provided that, (i) Sections 7(a) and (b) of the MCA shall be effective for a period of one year following the date of this Agreement, and (ii) in the event of a consummation of the XIP Sale Transaction, (a) information or data concerning XIP shall cease to be considered Confidential Information thereunder and, (b) notwithstanding Section 5 of the MCA, there shall be no obligation to return or destroy information or data concerning XIP.

6.3 Public Announcements.

Each of FH and XC may issue an initial press release announcing the transactions contemplated by the Agreement in the form previously agreed in writing by FH and XC and thereafter FH and XC shall, and shall cause their respective Subsidiaries (including, with respect to FH, FX) to, consult with each other before issuing any press release or making any other public statement with respect to this Agreement, the XIP Purchase Agreement or the Ancillary Agreements, or the transactions contemplated hereby and thereby, and, except in respect of any public statement or press release as may be required by Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not, and shall cause their respective Subsidiaries not to, issue any such press release or make any such other public statement without the consent of FH in the case of XC, or XC in the case of FH; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it does not contradict in any material respect any initial press release announcing the transactions contemplated by this Agreement.

6.4 Dividends; Shareholder Rights.

Based on the closing of the books at the end of September 2019, (a) FX shall pay to XL, no later than the Share Buyback Closing, XL’s dividend for the period from April 1, 2019 through September 30, 2019, which shall be in an amount equal to JPY 3,977,600,000 and (b) FFAP shall pay to XL, at the FFAP Purchase Closing, an amount equal to (i) JPY 21,735,000 multiplied by (ii) the number of days from and including October 1, 2019 through and including the FFAP Purchase Closing Date. For the avoidance of doubt, if the FFAP Purchase Closing occurs, XL shall have no right, and hereby waives any right, to dividends from FX for the period from October 1, 2019 to the FFAP Purchase Closing Date, subject to payments by FX and FFAP under this Section 6.4 and under Section 2.2(b).

6.5 Secondees.

Following the FFAP Purchase Closing, the Parties shall negotiate in good faith regarding the treatment of any employees of one Party seconded to another Party.

6.6 Filing of Stipulation to Stay the Litigation.

No later than three (3) Business Days after the date of this Agreement, FH and XC shall make a joint submission to the United States District Court for the Southern District of New York requesting that all remaining deadlines contained in the Revised Civil Scheduling Order be adjourned sine die and further providing that the parties shall provide the Court with an update no later than December 15, 2019.

6.7 Designated IP Addresses.

For a period of eighteen (18) months from the date hereof (the “No-fee Period”), XC shall, without charge, (a) hold and maintain the Designated IP Addresses (including the registrations therefor) and (b) permit FX and its Subsidiaries to continue to use and access the Designated IP Addresses in substantially the same manner as FX or its Subsidiaries has used or accessed such Designated IP Addresses prior to the date hereof; provided, that (i) if this Agreement is terminated pursuant to Section 8.1(b)(i), then FX shall have thirty (30) days from the date of such termination to cease all utilization of the Designated IP Addresses, (ii) if the Agreement is terminated pursuant to Section 8.1(a) or Section 8.1(b)(iii), then three (3) months after the date of such termination, FX’s right to use and access the Designated IP Addresses shall cease to be without charge, and the parties shall discuss and agree in good faith on fees for such use and access for the remainder of the No-fee Period, or (iii) if the Agreement is terminated pursuant to Section 8.1(b)(ii), then FX’s right to use and access the Designated IP Addresses shall cease at the end of the No-fee Period. If the FFAP Purchase Closing occurs on or before March 30, 2020, then following the No-fee Period, FX will cease all utilization of the Designated IP Addresses. Immediately following the cessation of FX’s ability to utilize in any way the Designated IP Addresses pursuant to this Section 6.7 (other than for reasons that do not arise out of or relate to the use of such Designated IP Addresses by FX and/or FX’s Affiliates), such Designated IP Addresses will be available to XC and routable on the Internet for any and all purposes as XC may require. In addition, at all times during FX’s permitted use of the Designated IP Addresses pursuant to this Section 6.7, and as of immediately following FX’s ability to utilize in any way the Designated IP Addresses pursuant to this Section 6.7, such Designated IP Addresses (x) shall not be listed on or in any relevant IPv4 blacklists (including those maintained at, or by the entities operating, the following websites: Abuseat (cbl.abuseat.org); BackScatterer (www.backscatterer.org); Barracuda (www.barracuda.com); NiX Spam (www.heise.de/ix); RedHawk (www.redhawk.org); SORBS (www.sorbs.net); SpamCannibal (www.spamcannibal.org/cannibal.cgi); Spamcop (www.spamcop.net); Spamhaus (www.spamhaus.org); UCEPROTECT (www.uceprotect.net); Senderbase (https://www.senderbase.org); or RIPE NCC (https://stat.ripe.net/widget/blacklist), (y) shall not be associated with SPAM, unsolicited electronic mail or other unsolicited or unwelcome electronic messages or (z) shall not be related to the distribution of malware, spyware, virus or other destructive or disruptive software or computer code.

6.8 Resignation of Statutory Auditor.

As soon as practicable following the date of this Agreement, XC and XL shall use commercially reasonable efforts to cause to be delivered, at the FFAP Purchase Closing, a written resignation of the statutory auditor listed on Schedule 6.8, together with a mutual release from such statutory auditor, substantially in the forms attached as Exhibits B and C, respectively. FX shall deliver the mutual release with respect to such statutory auditor, substantially in the form attached as Exhibit C.

6.9 Tax Matters.

(a) Tax Elections and Actions. No Buyer shall make or change, or cause to be made or changed, any election with respect to U.S. federal tax matters of FX or any Subsidiary of FX that is applicable to any taxable year that includes the FFAP Purchase Closing Date or any prior taxable year without the consents of the Sellers if such election would reasonably be expected to materially increase the U.S. federal tax liability of the Sellers (other than any Section 754 election with respect to XIP as contemplated in the XIP Purchase Agreement). The Buyers shall take any action solely with respect to U.S. federal tax matters of FX or any Subsidiary of FX with respect to any taxable year that includes the FFAP Purchase Closing Date or any prior taxable year reasonably requested by the Sellers and in accordance with applicable Legal Requirement; provided that (i) such action would not reasonably be expected to result in a material detriment to the Buyers and their respective Affiliates (including, for the avoidance of doubt, FX and its Subsidiaries) and (ii) the Sellers shall indemnify the Buyers and their respective Affiliates (including, for the avoidance of doubt, FX and its Subsidiaries) for all costs, expenses and taxes incurred in connection with or attributable to such actions (provided further that the Parties shall in good faith discuss the estimated amounts of such costs, expenses and taxes before any such actions).

(b) Tax Cooperation and Information. The Buyers will use commercially reasonable efforts to cooperate with the Sellers, at the Sellers’ sole costs and expenses (provided that the Buyers shall discuss with the Sellers the estimated costs and expenses to be incurred in connection with the foregoing before such costs and expenses are actually incurred), to enable the Sellers to comply with U.K., and U.S. federal and state, tax obligations with respect to FX or any Subsidiary of FX with respect to any taxable year that includes the FFAP Purchase Closing Date or any prior taxable year. Such cooperation will include (i) the retention and timely provision to the Sellers of records and information to enable the Sellers to comply with the Sellers’ U.K., and U.S. federal and state, tax obligations with respect to FX and any Subsidiary of FX, (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and (iii) timely filing appropriate forms and certificates provided by the Sellers with respect to any tax treaties applicable to the Sellers.

(c) The Buyers shall use commercially reasonable efforts to cooperate with the Sellers, at the Sellers’ sole costs and expenses (provided that the Buyers shall discuss with the Sellers the estimated costs and expenses to be incurred in connection with the foregoing before such costs and expenses are actually incurred), with respect to any tax claim, audit, or proceeding (x) of FX or any Subsidiary of FX that could reasonably be expected to affect the tax liabilities of any Seller or (y) of any Seller to the extent relating to FX or any Subsidiary of FX, in each case implicating any taxable year that includes the FFAP Purchase Closing Date or any prior taxable year. In the case of such tax audit or proceeding of FX or any Subsidiary of FX, such cooperation shall include (i) apprising the Sellers of any such tax audit or proceeding, (ii) informing the Sellers on a timely basis with respect to material developments in such tax proceeding or audit, (iii) consulting with the Sellers with respect to positions to be taken with respect to such audit and considering, in good faith, the views of the Sellers with respect thereto, and (iv) not settling or compromising any material issue in such tax audit or proceeding without the consent of the Sellers, which consent cannot be unreasonably withheld. In the case of a tax audit or proceeding of any Seller, such cooperation shall include providing, at the Sellers’ sole cost and expenses (provided that the Buyers shall discuss with the Sellers the estimated costs and expenses to be incurred in connection with the foregoing before such costs and expenses are actually incurred) any and all information of FX or its Subsidiaries with respect to any taxable year that includes the FFAP Purchase Closing Date or any prior taxable year in the possession of the Buyers that is directly relevant to such audit or proceeding and reasonably requested by such Seller.

Article 7. Conditions Precedent

7.1 Conditions Precedent To Each Party’s Obligation To Close.

(a) The respective obligation of each Party to effect the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness is subject to the satisfaction on or before the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness, as applicable, of the following condition, unless waived (if permissible by Legal Requirements) in writing by each of FH and XC:

(i) No Prohibition; No Injunction. No Legal Requirement shall be in effect and no Order shall have been issued since the date hereof which is in effect that, in either case, prevents or renders unlawful the consummation of part or all of the Contemplated Transactions, other than the pre-transaction notification (jizen-todokede) required under the FEFTA applicable to the FFAP Purchase.

(b) The respective obligation of each Party to effect the FFAP Purchase Closing is subject to Section 2.3(a) and the satisfaction on or before the FFAP Purchase Closing of the following conditions, unless waived (if permissible by Legal Requirements) in writing by each of FH and XC:

(i) Share Buyback Closing. The closing of the Share Buyback shall have occurred in accordance with Section 2.3(a)(i).

(ii) Ancillary Agreements Effectiveness. The Ancillary Agreements Effectiveness shall have occurred prior to, or occur contemporaneously with, the FFAP Purchase Closing in accordance with Section 2.3(c).

7.2 Condition Precedent To The Buyers’ and FX’s Obligations To Close.

The Buyers’ obligation to purchase the Shares and to take the other actions required to be taken by the Buyers at the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness, as well as FX’s obligations to take actions required to be taken by FX at the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness, are subject to the satisfaction, at or prior to the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness, as applicable, of each of the following conditions (any of which may be waived by FH or FX, in whole or in part):

(a) Accuracy Of Representations. (i) All of the Sellers’ representations and warranties in this Agreement (considered collectively and disregarding any qualifications with respect to Material Adverse Effect contained therein), and each of these representations and warranties (considered individually and disregarding any qualifications with respect to Material Adverse Effect contained therein), must have been accurate as of the date of this Agreement, and must be accurate as of the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, as if made on the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, except, in each case, as would not, or would not reasonably be expected to, result in a Material Adverse Effect; and (ii) the Sellers’ representations and warranties in Section 3.4 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, as if made on the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, except to the extent that Section 5.4 is inaccurate.

7.3 Condition Precedent To The Sellers’ Obligation To Close.

The Sellers’ obligation to sell the Shares and to take the other actions required to be taken by the Sellers at the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness is subject to the satisfaction, at or prior to the Share Buyback Closing, the FFAP Purchase Closing and the Ancillary Agreements Effectiveness, as applicable, of each of the following conditions (any of which may be waived by XC, in whole or in part):

(a) Accuracy Of Representations. All of the Buyers’ respective representations and warranties in this Agreement (considered collectively and disregarding any qualifications with respect to Material Adverse Effect contained therein), and each of these representations and warranties (considered individually and disregarding any qualifications with respect to Material Adverse Effect contained therein), must have been accurate as of the date of this Agreement and must be accurate as of the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, as if made on the Share Buyback Closing Date, the FFAP Purchase Closing Date and the Ancillary Agreements Effectiveness Date, as applicable, except, in each case, as would not, or would not reasonably be expected to, result in a Material Adverse Effect.

Article 8. Termination

8.1 Termination Events.

(a) This Agreement will terminate automatically on December 31, 2019 (the “Drop Dead Date”); provided that upon the consummation of the Share Buyback Closing, the Drop Dead Date shall be extended to 11:59 p.m. on March 31, 2020.

(b) This Agreement may, by notice given prior to or at the FFAP Purchase Closing, be terminated:

(i) by XC if (x) there has been a breach of any representation or warranty made by the Buyers or FX in this Agreement that would, or would reasonably be expected to, result in a Material Adverse Effect with respect to either Buyer or FX, respectively, (y) which breach cannot be cured or, if capable of cure, has not been cured by the Drop Dead Date and (z) such breach has not been waived by XC;

(ii) by FH if (x) there has been a breach of any representation or warranty made by the Sellers in this Agreement that would, or would reasonably be expected to, result in a Material Adverse Effect with respect to either Seller, (y) which breach cannot be cured or, if capable of cure, has not been cured by the Drop Dead Date and (z) such breach has not been waived by FH; or

(iii) by mutual written consent of the Buyers and the Sellers.

8.2 Effect Of Termination.

(a) Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 6.2, 6.3, Article 9 and Article 10 will survive; provided, however, that if (i) this Agreement is terminated by XC pursuant to Section 8.1(b)(i) or (ii) this Agreement is terminated by FH pursuant to Section 8.1(b)(ii), in each case the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

(b) Notwithstanding anything in this Article 8 to the contrary, the Parties agree that in the case this Agreement is terminated pursuant to Section 8.1 after the Share Buyback Closing, the Share Buyback shall remain effective and not be voided or unwound.

(c) For the avoidance of doubt, if this Agreement is terminated pursuant to Section 8.1 on or after the Ancillary Agreements Effectiveness Date, the Ancillary Agreements will remain in effect.

Article 9. Indemnification; Remedies

9.1 Survival.

All representations and warranties under this Agreement shall survive the FFAP Purchase Closing for the shorter of (i) seven years after the FFAP Purchase Closing and (ii) the expiration of the applicable statute of limitations with respect to each such representation and warranty. All covenants and obligations in this Agreement shall survive the Share Buyback Closing and the FFAP Purchase Closing, as applicable, pursuant to their terms.

9.2 Indemnification And Payment Of Damages By The Sellers.

The Sellers will indemnify and hold harmless the Buyers, and will pay to the Buyers the amount of any loss, liability, claim, damage, or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim, but excluding in each such case in respect of any diminution in value, punitive, consequential, indirect or special damages, or damages for lost profits, except to the extent any such damages are awarded to a third party in a claim pursuant to which a Party is entitled to indemnification hereunder (collectively, “Damages”), arising from or in connection with (i) any breach of any representation or warranty made by the Sellers in this Agreement or in any certificate delivered by the Sellers pursuant to this Agreement (in each case disregarding any qualifications with respect to Material Adverse Effect contained therein) and (ii) any material breach by the Sellers of any covenant or agreement that contemplates performance after the Share Buyback Closing or otherwise expressly by its terms survives the Share Buyback Closing.

9.3 Indemnification And Payment Of Damages By The Buyers.

The Buyers will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising from or in connection with (i) any breach of any representation or warranty made by the Buyers in this Agreement or in any certificate delivered by the Buyers pursuant to this Agreement (in each case disregarding any qualifications with respect to Material Adverse Effect contained therein) and (ii) any material breach by the Buyers of any covenant or agreement that contemplates performance after the Share Buyback Closing or otherwise expressly by its terms survives the Share Buyback Closing.

9.4 Indemnification And Payment Of Damages By The Buyers and FX.

The Buyers will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Buyers on behalf of FX in this Agreement or in any certificate delivered by FX or by the Buyers on behalf of FX, pursuant to this Agreement (in each case disregarding any qualifications with respect to Material Adverse Effect contained therein), (ii) any material breach by FX prior to the FFAP Purchase Closing of any covenant or obligation of FX in Section 6.4 and (iii) any material breach by FX of any covenant or agreement that contemplates performance after the Share Buyback Closing or otherwise expressly by its terms survives the Share Buyback Closing.

9.5 Procedure For Indemnification—Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 9.2, 9.3 or 9.4 of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice (including the facts and circumstance known at such time relating to the Action) to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Action referred to in Section 9.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith upon the advice of outside counsel that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action. If the indemnifying party assumes the defense of an Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within ten calendar days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party, to the extent it is obligated pursuant to this Agreement, will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith and at the advice of outside counsel that there is a reasonable probability that an Action may adversely affect it’s or its Affiliates’ ability to carry out its business operations other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Action, but the indemnifying party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.6 Procedure For Indemnification—Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

9.7 Limitation on Damages.

Notwithstanding anything to the contrary contained herein, in no event shall the cumulative amount of Damages as to which the Buyers on the one hand, and the Sellers on the other hand, be liable for to the other Parties hereunder, in each case, exceed the sum of the (i) XL Share Transfer Purchase Price and (ii) XL Share Buyback Purchase Price.

Article 10. General Provisions

10.1 Interpretation.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(d) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(e) The word “or” shall be disjunctive but not be limiting or exclusive.

(f) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) References to any Legal Requirement shall be deemed to include any rules or regulations promulgated thereunder, and all amendments, supplements or replacements thereof.

(h) References to any Contract are to that Contract, as amended, modified or supplemented from time to time in accordance with the terms thereof.

(i) References to any Person include the successors and permitted assigns of that Person.

(j) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to days are to calendar days; provided that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day. References to dates are Japanese dates and references to time are Japan Standard Time.

(k) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

(l) References herein to “the ordinary course of business” or phrases of similar import shall refer to the ordinary course of business consistent with past practice.

(m) USD mean U.S. Dollars, and JPY means Japanese Yen.

(n) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(o) This Agreement and the other Transaction Documents have been negotiated and drafted jointly by the parties and their attorneys, and no rule of construction disfavoring the drafting party shall apply.

10.2 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic transmission if identified for such party below) and shall be given,

if to FH or FFAP, to:

FUJIFILM Holdings Corporation

9-7-3 Akasaka, Minato-ku

Tokyo 107-0052 JAPAN

Facsimile: 81-3-6271-1135

Email:

Attention: General Manager – Corporate Planning Div; and/or

if to FX, to:

Fuji Xerox Co., Ltd.

9-7-3 Akasaka, Minato-ku

Tokyo 107-0052 JAPAN

Facsimile: +81-3-6271-5238

Email:

Attention: General Manager of Corporate Strategy;

in each case with a copy to (for information purposes only, which shall not constitute notice):

Morrison & Foerster LLP

Shin-Marunouchi Building 29th Floor

5-1, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-6529, Japan

Facsimile: +81-3-3214-6512

Email:

Attention: Gary M. Smith; or

if to XC or XL, to:

Xerox Corporation

P.O. Box 4505

201 Merritt 7

Norwalk, CT 06851-1056, U.S.A.

Email: Louie.Pastor@xerox.com

Attention: Louis J. Pastor, Executive Vice President & General Counsel; and

in each case with a copy to (for information purposes only, which shall not constitute notice):

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-2601, U.S.A.

Email: tfesenmyer@kslaw.com

Attention: Timothy M. Fesenmyer

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email or facsimile to the Party to be notified; provided, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 10.2 and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 10.2 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 10.2; or (c) when delivered if sent by a courier (with confirmation of delivery).

10.3 Amendments and Waivers.

Any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Legal Requirements.

10.4 Fees and Expenses.

Whether or not the Contemplated Transactions are consummated, all Expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such Expense; provided that any transfer, documentary, sales, use, registration, value-added and other similar taxes and related amounts (including any penalties, interest and additions to tax) incurred in connection with the FFAP Purchase shall be equally shared by FFAP and XC. For purposes of this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement, the making or obtaining of any required filings, notices or approvals of any Governmental Body in connection therewith and all other matters related to the Contemplated Transactions.

10.5 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto.

10.6 Governing Law; Forum.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws in any jurisdiction to the extent that the application of the laws of any other jurisdiction would be required thereby. Each Party consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in New York County, New York (or in the Supreme Court of the State of New York, County of New York, if federal jurisdiction cannot be obtained) for the adjudication of any Action relating to or arising out of this Agreement and the Contemplated Transactions, and the Parties shall stipulate that any such Action be designated as related to the Litigation. Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in any such applicable court and agrees not to plead or claim in any such applicable court that any such Action brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such applicable court. Without limiting the foregoing, each party hereby agrees that service of any process, summons, notice or document as provided in Section 10.2 shall be effective service of process for any such Action brought against such party in any such applicable court. Each party hereto agrees that a final judgment in any such Action brought in such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

10.7 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

10.8 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

10.9 Entire Agreement.

This Agreement, the XIP Purchase Agreement, the Ancillary Agreements and the MCA constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect thereto.

10.10 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

10.11 Specific Performance.

The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

FUJIFILM Holdings Corporation

By:	/s/ Shigetaka Komori
	Name:	Shigetaka Komori
	Title:	Chairman and Chief Executive Officer, Representative Director

FUJIFILM Asia Pacific Pte. Ltd.

By:	/s/ Masahiro Ota
	Name:	Masahiro Ota
	Title:	Managing Director

[Stock Purchase Agreement]

Xerox Corporation

By:	/s/ Giovanni Visentin
	Name:	Giovanni Visentin
	Title:	Vice Chairman and Chief Executive Officer

Xerox Limited

By:	/s/ Herve N. Tessler
	Name:	Herve N. Tessler
	Title:	Director

[Stock Purchase Agreement]

Fuji Xerox Co., Ltd.

By:	/s/ Kouichi Tamai
	Name:	Kouichi Tamai
	Title:	President and Representative Director

[Stock Purchase Agreement]